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                                                                      EXHIBIT 99


                    BANK ONE CORPORATION RECENT DEVELOPMENTS

     CHICAGO, December 16, 1998 - BANK ONE CORPORATION (NYSE: ONE) reaffirmed its net restructuring and merger-related costs at $1.25 billion. Such costs will be incurred beginning in the 1998 fourth quarter and continue through 1999.

     As part of BANK ONE's continuing review of the strategies and practices of its ongoing businesses, the 1998 fourth quarter will include a non-cash charge estimated at $150-$200 million pre-tax, or $0.08-$0.11 per common share. This charge, which is in addition to the merger charges, includes the revaluation of auto lease residuals, the write-down of certain automated teller machine assets and contracts related to the Rapid Cash program, and other asset revaluations.

     As announced on November 23, 1998, Concord EFS and Electronic Payment Services ("EPS") have agreed to merge. This merger is anticipated to close in the 1999 first quarter. As a result, BANK ONE's equity interest in EPS is expected to result in a 1999 first quarter gain of up to $150 million pre-tax, or $0.08 per common share. The amount of this gain is subject to the price of Concord EFS stock and market conditions at the time the transaction closes.